Exhibit 10.3

Separation Agreement & General Release

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Richard Harvey (“Executive”) and Williams-Sonoma Inc. (“WSI”), in final resolution of all existing and potential claims and disputes between them, as provided below.

1.          Executive terminates from his employment effective as of, and his employment will cease on, May 3, 2013 (the “Separation Date”). This Agreement operates as a full and final settlement and resolution of all past and present claims, potential claims and disputes that Executive has or may have against WSI and/or WSI’s predecessors, affiliates, parents, subsidiaries, officers, directors, employees or agents, including all claims related in any way to Executive’s employment with WSI and/or separation from employment with WSI.

2.          In consideration of the releases and agreements set forth below, the parties agree to the following:

A.         Salary, Benefits and Stock: In consideration of the Executive’s additional promises and releases set forth below, WSI shall pay Executive the following benefits:

(i)         On the Separation Date, Executive shall be paid all wages and accrued vacation owed him.

(ii)        For the twenty-four months following his Separation Date (the “Payment Period”), Executive shall be entitled to receive ongoing payments of his salary, less applicable withholding, at the rate effective on the Separation Date (specifically, $675,000 per year), on the existing payroll schedule applicable to officers of the Company. Such payments will commence on the first such scheduled payroll date following the Separation Date.

(iii)       In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand five hundred dollars ($3,500) per month for twenty-four months from the Separation Date, on the existing payroll schedule applicable to officers of the Company. Such payments will commence on the first such scheduled payroll date following the Separation Date.

(iv)       Executive’s 25,000 restricted stock units that are otherwise scheduled to vest on March 25, 2014, including any related dividend equivalent, shall vest immediately; and

(v)        Executive shall be entitled to receive a lump-sum payment of $50,000, less applicable withholding, for outplacement and other transition-related expenses, at Executive’s discretion.

Notwithstanding the foregoing, in the event that Executive materially violates any of the covenants set forth in Section 14 or Section 16, all payments and benefits described in this Section 2.A. (other than in Section 2.A.(i)) shall cease and Executive shall forfeit any and all rights to receive them.

B.          All payments shall be treated as wages and will be subject to withholding of applicable taxes, employee social security contributions and other amounts under applicable law.

C.          Executive agrees and acknowledges that after May 3, 2013 he will no longer be an employee of WSI which means, without limitation, that: (a) he will not earn or accrue any paid personal leave or vacation; (b) he shall not be eligible for active employee coverage under WSI’s medical, dental and/or vision plans provided that his current health coverage will extend through May 31, 2013; and (c) he shall not participate in or contribute to any WSI-sponsored employee benefit plan or program or any compensatory arrangement of any kind (except under COBRA, if timely elected by Executive and his covered dependents). Executive further agrees that for purposes of determining any employee benefits owed to him and other for compensatory purposes, his employment shall be treated as having been terminated effective on the Separation Date. Executive acknowledges and agrees that he shall not receive or be entitled to additional grants of stock or other equity based awards after the Separation Date, nor shall his previously granted stock options or other equity awards vest after the Separation Date except as set forth in Section 2.A.(iv) hereof. Executive shall have such period of time from the Separation Date to exercise his stock options as set forth in the applicable option grant agreements.

3.          Executive will be entitled to receive his vested benefits under the Williams-Sonoma, Inc. 401(k) Plan.

The provisions of Section 2 and Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under any agreement, plan or arrangement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in any employment-related agreement or management retention agreement, other than those benefits expressly set forth in Sections 2 and 3 of this Agreement or pursuant to written equity award agreements with WSI.

4.          In addition to retiring from his officer position with WSI, Executive further agrees to resign, effective upon the Separation Date, from any position as an officer or director of any subsidiary or related company of WSI. At WSI’s request, Executive will complete all necessary paperwork and provide such necessary information to effectuate those resignations. Executive waives any rights to give or receive notice with respect to such resignations.

5.          Executive agrees that he shall cooperate with WSI to transition his duties and responsibilities in a mutually respectful manner.

6.          Executive agrees to return any laptop, mobile devices, iPad, cell phone and other WSI property he received through employment at WSI by no later than May 3, 2013.

7.          In consideration of the payments and other benefits made to Executive in accordance with paragraph 2 above, which are in addition to anything Executive is otherwise entitled to receive from WSI, Executive fully and forever discharges WSI, all affiliated and related companies and their predecessors, successors and assigns, as well as each of their officers, directors, employees, agents, representatives and shareholders (collectively, the “Released Parties”) from all liability upon claims and causes of action of any nature whatsoever, known and unknown, suspected and unsuspected, which Executive may have against the Released Parties as of the effective date of this Agreement. This release includes any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, including but not limited to Section 132a, and any other claims arising from his employment, including under the laws of contracts, torts, otherwise. This release does not include claims that cannot be released as a matter of law, such as those for indemnity under Labor Code § 2802 or Executive’s Indemnity Agreement.

WSI, on behalf of itself and all of its subsidiaries, affiliates, directors and officers, voluntarily, knowingly and willingly releases and forever discharges Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which WSI or its subsidiaries, affiliates, directors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising through and including the Separation Date.

8.          Executive represents that he has carefully read and fully understands all of the terms of the Agreement, and that he has had the opportunity to and in fact has sought legal advice and assistance. Executive further represents that he knowingly and voluntarily agrees to all of the terms set forth in this Agreement and that he was not coerced to enter into this Agreement.

9.          Both parties agree and acknowledge that this release extends to unknown and unsuspected claims and causes of action. Accordingly, Executive and WSI each agree to waive their rights under Section 1542 of the California Civil Code, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by her/him, must have materially affected her/his settlement with the debtor.

10.        Executive acknowledges that WSI is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Released Parties as defined above. Executive acknowledges that the purpose of this Agreement is to provide for a mutually acceptable transition of his employment upon his retirement and to settle all potential disputes between the parties, while at the same time protecting the Released Parties and Executive from the expense and disruption that is so often incurred in a lawsuit. If Executive elects not to sign this Agreement, the fact that this Agreement was offered in the first place will not be understood as an indication that the Released Parties believed Executive was discriminated against or treated unlawfully in any respect and/or was entitled to the consideration offered pursuant to this Agreement.

11.       Executive warrants and represents that he has not filed and has not assigned any claims or causes of action covered by the release in this Agreement which have not been dismissed, closed, withdrawn or otherwise terminated either prior to or as part of this Agreement.

12.       The parties hereto represent and acknowledge that in executing this Agreement, they have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

13.       Executive agrees that except as otherwise expressly provided in this Agreement, prior to the Company’s public disclosure of this Agreement, the terms of this Agreement may not be disclosed in whole or in part to any individual or any other entity, except (i) Executive’s spouse, (ii) tax adviser, (iii) legal counsel, and (iv) on WSI’s side, employees, agents or representatives of WSI who have a need to know in order to perform their job duties, including the successful implementation of the terms of this Agreement, or as may be required by law or reasonable business necessity. Executive specifically agrees that his spouse, lawyer, and tax advisor have been fully briefed on, and will comply with, this confidentiality provision, and that any breach by his spouse, lawyer, and/or tax advisor of this confidentiality provision will be a breach by Executive and will subject his to claims by WSI for damages.

14.       Executive shall, at all times, hold in a fiduciary capacity for the benefit of WSI or any subsidiary or affiliate companies (the “Control Group”) all secret or confidential information, knowledge, or data relating to the Control Group or its business (which shall be defined as all such information, knowledge, and data coming to the Executive’s attention by virtue of his employment at WSI except that which is otherwise public knowledge or generally known within WSI’s industry). Executive shall not at any time, without prior written consent of WSI, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Control Group and those designated by it, or use any such information, knowledge or data, other than for the benefit of the Control Group.

Executive shall not, at any time, make any statements or comments (i) to any form of media or likely to come to the attention of any form of media of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group, WSI’s Board of Directors (the “Board”) or any senior officer of the Control Group, or (ii) to any employee of the Control Group or to any supplier or customer of the Control Group of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board or any senior officer of the Control Group. WSI’s CEO, the CEO’s direct reports and WSI’s Board of Directors shall not disparage Executive in any manner likely to be harmful to Executive or his business, business reputation or personal reputation; provided that both parties may respond accurately and fully (i) where required in compliance with legal process or subpoena, (ii) in response to inquiry from a court or regulatory body, or (iii) in response to inquiry from the Board.

While Executive is receiving any amounts pursuant to Section 2 hereof, Executive will not directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Control Group to terminate employment or any other relationship with the Control Group. Executive acknowledges that the restrictions contained in this paragraph are necessary for the protection of the business and goodwill of the Control Group and are considered by Executive to be reasonable for such purpose.

Executive acknowledges and agrees that all intellectual property created, made or conceived by Executive (solely or jointly), at any time while he was employed by WSI, shall be owned exclusively by WSI. In addition, Executive agrees that this Agreement shall constitute an assignment to WSI of Executive’s residual intellectual property rights, if any, in all such work, and agrees to assist WSI with securing patents, registering copyrights and trademarks, and obtaining any other forms of intellectual property protection in the United States and in other countries. For purposes of this Agreement, ‘“intellectual property” includes business ideas and methods, confidential information, inventions, product designs, artwork, graphic designs (including, for example, catalog designs, in-store signage and posters), web page designs, audio/visual works, package designs, store interior and exterior designs, trademarks, and any other works of authorship, any of which relates to the actual or anticipated business of the Control Group or results from or is suggested by any work performed by employees for or on behalf of the Control Group.

Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by Executive of any provision of this Section 14, Executive and WSI agree that WSI shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain Executive from committing such breach of this Agreement.

The provisions of this Section 14 shall survive the termination of Executive’s employment with WSI; provided, however, that the provisions shall cease to apply after WSI’s uncured failure to fulfill its obligations to Executive under Section 2 of this Agreement after WSI is provided with written notice by Executive thereof and a thirty day period in which to cure such alleged failure.

15.       In the event that Executive is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he was an officer of the Company or was serving (during such person’s tenure as officer) at the request of WSI, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as an officer or in any other capacity while serving as an officer, shall be indemnified and held harmless by WSI to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits WSI to provide broader indemnification rights than said law permitted WSI to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The right to indemnification conferred in this Section 15 shall be a contract right and shall include the right to be advanced by WSI the expenses to be incurred in defending a Proceeding in advance of its final disposition; provided, however, that, if Delaware Law requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of Executive to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Section 15 or otherwise. No amendment to or repeal of this Section 15 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

The rights conferred in this Section 15 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent the additional rights to indemnification are authorized in the Articles of Incorporation of the corporation.

16.       In consideration of this Agreement, Executive will fully cooperate with WSI and its counsel as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during his employment with or other services to WSI. Full cooperation shall include, but not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to WSI without the need of the subpoena process. In addition, as a condition to WSI executing this Agreement and providing the benefits hereunder, Executive agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by the Board of Directors of WSI, whether before or after the Separation Date. Such cooperation shall be at mutually convenient times and places, and be subject to reasonable reimbursement of Executive’s time and expenses.

17.       This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, administrators, representatives, executors, successors and assigns.

18.       Except as otherwise specified herein, this Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. Any party alleging breach of the Agreement shall pursue claims, if any, in arbitration under the commercial (and not the employment) rules of the Judicial Arbitration and Mediation Services (JAMS). The Arbitrator shall be empowered to award the party prevailing in any such arbitration its fees and costs; provided, however that the Company shall advance all JAMS arbitration fees. Before the filing of such claims, the parties agree to engage in mediation, in good faith with intent to attempt to resolve their disputes, through a mutually agreed upon mediator.

19.       This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. Without limiting the foregoing, if there are any conflicts between this Agreement and the Employment Agreement, this Agreement shall control.

20.       Upon receipt of an invoice provided by Executive, WSI shall reimburse Executive in any amount not to exceed $10,000 for payment of his fees, legal costs and related expenses, if any, incurred in connection with the matters resolved by this agreement. This amount shall be reimbursed no later than December 31, 2013.

21.       Executive acknowledges and agrees that neither WSI nor its advisors have made any representations to him regarding the tax consequences to Executive of any compensation or benefits subject to this Agreement. Such tax consequences are solely Executive’s responsibility.

22.       This Agreement is intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Executive agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Executive under Section 409A, so long as such amendment or action does not reduce Executive’s benefits hereunder. Without limiting Section 21 hereof, in no event will WSI reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

23.       Executive warrants that he has been advised to review this Agreement with legal counsel and that he has been supplied with, has read and has had an opportunity to discuss the terms of this Agreement with his attorneys. Executive further warrants that he fully understands the contents and effect of this document, approves and accepts the terms and provisions of this Agreement, agrees to be bound thereby, and signs the same of his own free will. Executive has twenty-one days to review the Agreement, although he need not take all of that time, and shall have seven (7) days after he signs this Agreement to reconsider and revoke this Agreement. Any revocation of this Agreement by Executive following his execution of this Agreement must be in writing and delivered to Linda Lewis, whose address is 3250 Van Ness Avenue, San Francisco, CA 94109 no later than the close of business of the seventh (7th) day following Executive’s execution of this Agreement. Provided no revocation is delivered, the Effective Date of this Agreement shall be the day after the expiration of the revocation period or the day of notice by WSI that the condition has been removed, whichever is later.

Agreed to this 3rd day of May, 2013.

/s/ Richard Harvey Richard Harvey	/s/ Laura Alber By: Laura Alber Williams-Sonoma, Inc.

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